Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan (as amended) and the 2019 Employee Stock Purchase Plan of Dynatrace, Inc. of our reports dated May 20, 2026, with respect to the consolidated financial statements of Dynatrace, Inc., and the effectiveness of internal control over financial reporting of Dynatrace, Inc. included in its Annual Report (Form 10-K), for the year ended March 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
May 20, 2026